CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 2-64526 on Form N-1A of Waddell & Reed Advisors Cash Management, Inc. of our report dated November 16, 2004 appearing in the Annual Report to Shareholders for the fiscal year ended September 30, 2004, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
January 25, 2005